Exhibit 6.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into as of July 31, 2020 (the “Effective Date”), by and among EMERALD HEALTH PHARMACEUTICALS INC., a United States corporation organized under the laws of the State of Delaware (the “Company”); BERI HOLDINGS, LLC, a United States limited liability company organized under the laws of the State of Florida (the “Consultant”) and the Consultant’s Executive Manager, AMIT RAJ BERI, an individual (hereinafter referred to as the “Executive”).

W I T N E S S E T H:

WHEREAS, Subject to the terms and conditions set forth below, the Company desires to engage the Consultant to render certain services to the Company as described below; and

WHEREAS, 100% of the equity capital of the Consultant is owned by the Executive and the Consultant agrees to make available to the Company the services of the Executive in connection with the performance of the services contemplated by this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Engagement of Consultant. Subject to the provisions of this Agreement, the Company agrees to engage the Consultant to provide the Services, all upon the terms and subject to the conditions set forth herein.

2. The Services. The consulting services to be provided by Consultant shall consist of and include (a) advising the Company on strategic alliances and joint ventures; (b) assisting in the negotiation of product marketing and business development arrangements in the United States and internationally, (c) advising the Company and its management in connection with its preparations for public or private financing opportunities in the United States; and (d) subject to Section 3.1 below, furnishing one or more professionals employed or to be engaged by Consultant to coordinate with the Company in connection with such public or private financing opportunities (collectively, the “Services”). As used herein, the term “Qualified Financing” shall mean the consummation of a Regulation A+ Tier 2 offering of up to 6,216,803 shares of common stock of the Company at an offering price of $6.00 per share (the “Regulation A Offering”) pursuant to the Company’s current Form 1-A offering statement, dated July 16, 2020, which was qualified by the United States Securities and Exchange Commission on July 14, 2020; provided, that for purposes of this Agreement a Qualified Financing shall mean that the Company shall raise a minimum of ten million dollars ($10,000,000) resulting from mutually agreed upon strategies and sources, via the Regulation A Offering.

3.	Terms of Executive

3.1 The Executive. The Consultant shall provide the personal services of the Executive in connection with the performance of the Services to be provided by the Consultant.

Unless otherwise consented to in advance by the Company, no other employee, agent, officer or member of the Consultant, other than the Executive, shall perform any of the Services for the Company.

3.2 Business Development Advisor. In connection with the performance of the Services, the Executive agrees to serve as a Business Development Advisor of the Company. In such connection, the Executive shall not be deemed to be an executive officer of the Company, and shall report to its Chief Executive Officer (CEO), or designate(s) of the CEO, and shall respond promptly to inquiries from the Board of Directors of the Company. The Executive shall have the duties and responsibilities assigned to him from time to time by such individuals, but at all times consistent with the Services to be provided hereunder.

3.3 Time Parameters and Outside Activities. The Executive shall devote such time and attention to the Company as both he and the Company deem, in good faith, to be reasonably necessary to perform the Services. Notwithstanding anything to the contrary, express or implied set forth in this Agreement, the parties hereto acknowledge and agree that (a) neither the Consultant nor the Executive shall have any required fixed hours, or fixed location, whether per day, per week or per month, during the Term of this Agreement, in which to perform Services, provided that the Company may establish a minimum number of hours per month required should it become reasonably necessary; (b) the Consultant and the Executive has and may have a number of other business interests and investments unrelated to the Company; and (c) the Consultant and the Executive currently serve and hereafter may serve as an officer, director or stockholder of, or consultant to, any other individual, corporation, limited liability company, partnership or other entity (each, a “Person”), provided that the Executive agrees not to serve as a consultant, company officer, or director with a known direct competitor of the Company during the Term of this Agreement.

3.4 Performance. Within the time parameters set forth above, the Consultant and the Executive will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Consultant and Executive will act in the best interest of the Company at all times.

3.5 Location. The Consultant will be located in Los Angeles, California. At Company’s expense, subject to prior written approval of the Company, Executive will engage in such traveling as may be reasonably required for the performance of the Services on behalf of the Company. Written approval may be documented through email or facsimile messages. If such travel includes unrelated business purposes of the Consultant, the expenses incurred shall be apportioned appropriately.

4.	Term of Agreement and Termination.

4.1 Term. This Agreement shall commence on and as of the Effective Date and, unless sooner terminated in accordance with Section 4.2 below, shall continue for the period ending on December 31, 2020 (the “Term”). The parties hereto may by mutual consent extend the Term beyond such date. Subject at all times to Section 3.2 below, such Term, as the same may be extended by the Company and the Executive is herein, sometimes referred to as the “Term”.

4.2 Termination. The ongoing Services of the Consultant referred to in Section 2 may be terminated immediately for “Cause” by the Company. As used herein, the term “Cause” shall mean and be limited to:

(a) a material breach by Consultant or Executive of its or his covenants and agreements set forth herein which, if capable of cure, shall not be cured to the reasonable satisfaction of the Company within 30 days of notice by the Company of such breach;

(b) conviction of the Consultant or the Executive of any felony or crime involving securities fraud or moral turpitude from which no appeal has or can be taken;

(c) for so long as Executive shall be an officer of the Company, his misappropriation of any corporate opportunity or asset available or belong to the Company or the material breach of his fiduciary duties of care and loyalty to the Company; or

(d) if the Consultant or Executive becomes a “bad actor” as defined in Rule 262 of Regulation A.

5. Consulting Fee. The Company recognizes that the pre-offering operational and financial advice of the Consultant will contribute to the ability of the Company to raise capital for its continuing operations. In the event that the Company consummates a Qualified Financing as defined in Section 2 above, by December 31, 2020, as total compensation for its Services under this Agreement, the Company shall pay to the Consultant a fee in the maximum amount not to exceed $2,400,000 or such lesser amount as shall be determined in good faith by the board of directors of the Company in evaluating the Services performed by the Consultant (the “Consulting Fee”). Such Consulting Fee, if and to the extent earned and determined by the Board of Directors, shall be paid in equal monthly installments, payable on the first day of each month, commencing immediately following consummation of the Regulation A Offering and over the greater of the remaining Term of this Agreement or three months.

6. Expenses. Upon execution of this Agreement, the Company shall pay to the Consultant the sum of $5,000 to reimburse Consultant for the fees and expenses of its legal counsel in negotiating and drafting this Agreement with respect to the Services of Consultant’s counsel described in Section 2 above. In addition, the Consultant and the Executive shall be reimbursed by the Company for any actual out of pocket business expenses incurred by them in connection with the Services on behalf of the Company in accordance with the Company’s customary policies and procedures. All expenses shall require pre-approval by the Company’s Chief Financial Officer, including anticipated travel and other expenses. Executive will adhere to the Company’s travel policies and expense submissions, including legal invoices for the fees and expenses of its legal counsel, and has been advised of and will comply with the same. The Company reserves the right to change such policies and procedures on a prospective basis, at any time, effective upon reasonable notice to Executive.

7. No Violation of Rights of Third Parties. Consultant and Executive each represents and warrants to the Company that, to the best of their knowledge, they are not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent both of them from complying with this Agreement, or breach any other agreement or violate any duty which they may have to any other Person.

8. Confidential Information.

(a) The term “Confidential Information” and “Trade Secrets” is used herein in its legal sense and means any information in the possession of the Company, which is kept or intended to be kept as a secret from others and the secrecy of which provides a measurable commercial benefit to Company or any of its subsidiaries and/or affiliate entities. Consultant and Executive agrees to keep strictly confidential, and to use solely for purposes of performing the Services, any intellectual property or Confidential Information and Trade Secrets disclosed to Consultant or Executive by Company or any of its subsidiaries and/or affiliate entities or its customers and suppliers in the course of Executive’s employment. For the purposes of this agreement, Confidential Information shall include, without limitation: all of the Company’s business plans, strategies, corporate policies, financial information, operation of technical information, marketing information, customer lists and preferences, current or anticipated customer requirements, price lists, marketing studies, sales analyses, product plans, supplier information, employee information, organizational structure, employee lists, information regarding labor relations, employee remuneration and any other confidential information concerning the business and affairs of Company, any of its subsidiaries and/or affiliate entities or its customers and suppliers, including information which, though technically not trade secrets, the unauthorized dissemination or knowledge of which might prove prejudicial to the business interests of Company or any of its subsidiaries and/or affiliate entities. Consultant and Executive understand that both the Confidential Information and intellectual property are proprietary rights that the Company or any of its subsidiaries and/or affiliate entities is entitled to protect, and accordingly, Consultant and Executive agree not to disclose such information either during or subsequent to the Term of this Agreement without the prior written consent of the Company, or to make use of such information for Consultant’s or Executive’s personal benefit, or for the benefit of any other person, firm, corporation or entity.

(b) Notwithstanding Section 7(a) above, Consultant and Executive will not be required to maintain as confidential any Confidential Information or Trade Secrets that (i) becomes generally available to the public other than as a result of a disclosure by the Executive or any of their Affiliates; or (ii) is required to be disclosed pursuant to the terms of a valid subpoena or order by any Governmental Authority or under any Law or other legal requirement, including applicable federal and state securities laws; and provided, further, that the Executive may disclose Confidential Information (iii) to their counsel, accountants and agents on a need-to- know basis (provided that any such person shall be informed of the confidential nature of such information and directed not to disclose or make public such Confidential Information or Trade Secrets) and (iv) in any action, suit or proceeding between the parties. In the event that the Executive or any of their Affiliates are requested or required to disclose any Confidential Information or Trade Secrets pursuant to the preceding clause (ii), the Executive shall provide Company with prompt written notice of the request or requirement so that Company may, at the Company’s cost, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7(b).

(c) Consultant and Executive agree that all Trade Secrets, copyrightable, or patentable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Executive, solely or in collaboration with others, during Consultant or Executive’s provision of services to the Company prior to the date hereof, and during the term of this Agreement, that relate in any manner to the business of the Company that Consultant or Executive may be directed to undertake, investigate or experiment with or that Consultant or Executive may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant and Executive also agree to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

8. No Other Remuneration. The parties hereto acknowledge that neither the Consultant nor the Executive are registered as brokers or dealers under the Securities Exchange Act of 1934, as amended, or associated persons of any broker-dealer. Accordingly, neither the Consultant nor the Executive shall furnish services related to the sale of securities by the Company or receive any fees or other remuneration in connection with the Regulation A Offering by the Company, whether from investment bankers, underwriters, placement agents or other Persons.

9. General Provisions.

9.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Consultant may assign its rights and obligations under this Agreement to the Executive. However, the Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

9.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

9.3 Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

9.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.5 Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship described herein, each of the parties hereby agree that

(i) any and all disputes between the parties shall be fully and finally resolved by binding arbitration in accordance with the then binding procedures of the JAMS Dispute Resolution System located in the United States in the State of California, City of Los Angeles, (ii) each of the parties hereby waives any and all rights to a jury trial but the award of the arbitrators may be enforced in any federal or state court referred to in Section 9.6 below, (iii) the arbitration shall provide for adequate discovery, and (iv) the losing party shall pay all but the first $125 of the arbitration fees.

9.6 Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the United States in the State of California. Each party consents to the jurisdiction and venue of the courts in the State of California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the courts in the State of California shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement.

9.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt;

(c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.

9.8 Survival. Section 7 (“Confidential Information”), Section 8 (“Not Other Remuneration”), and Section 9.9 (“Entire Agreement”) of this Agreement shall survive termination of this Agreement.

9.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of the Consultant, the Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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IN WITNESS WHEREOF, THE PARTIES TO THIS CONSULTING AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE FIRST DATE WRITTEN ABOVE.

Company:

EMERALD HEALTH PHARMACEUTICALS INC.

By:	/s/ Jim DeMesa
Name:	Jim DeMesa, MD, MBA
Title:	President & Chief Executive Officer

Consultant:

BERI HOLDINGS, LLC

By:	/s/ Amit Raj Beri
Amit Raj Beri, Member and Manager

Executive:

/s/ Amit Raj Beri

Amit Raj Beri

Signature Page